Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 [File No.: 333-291149] of our report dated August 14, 2025, except for the Note 19 and 21, as to which the date is May 26, 2026, with respect to the consolidated balance sheet of Eshallgo Inc and its subsidiaries as of March 31, 2025, and the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows for the year ended March 31, 2025 and the related notes, included in its Annual Report on Form 20-F. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

July 31, 2026